QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.6

October 24, 2011

Sheppard Mullin Richter & Hampton LLP
30 Rockefeller Plaza
New York, NY 10112-0015

Ladies and Gentleman:

        Attached hereto is a copy of the opinion of this firm dated July 27, 2011 (the "Opinion") and addressed to Jefferies & Company, Inc., as the Initial Purchaser, and Wilmington Trust FSB, as Trustee named in the Purchase Agreement dated as of July 14, 2011, among the Company, the guarantors party thereto and the several Initial Purchasers named therein. As counsel to Kratos Defense & Security Solutions, Inc., you may rely on the opinions set forth in the Opinion to the same extent as if the Opinion had been addressed and delivered to you on the date of its issuance.

        You are permitted to rely on the Opinion as to the matters expressly set forth therein, solely as of the date of the Opinion and subject to the assumptions and qualifications stated therein. This letter and the Opinion may not be relied upon by you for any other purpose, or relied on by, or furnished to, any other person, firm or corporation, without our prior written consent except as set forth in the Opinion. This letter does not constitute a reaffirmation of the Opinion as of the date hereof or a confirmation that there has been no change in relevant law or facts since the date thereof.

        We hereby consent to the filing of this letter and the attached opinion as Exhibit 5 to the Registration Statement on Form S-4 filed on or about October 24, 2011 by Kratos Defense & Security Solutions, Inc. and the other registrants listed therein.

/s/ DINSMORE & SHOHL LLP DINSMORE & SHOHL LLP

A. Scott Fruechtemeyer
513-977-8589
scott.fruechtemeyer@dinslaw.com

July 27, 2011

Jefferies & Company, Inc.
KeyBanc Capital Markets Inc.
B. Riley & Co., LLC
c/o Jefferies & Company, Inc.
520 Madison Avenue
New York, NY 10022
Attention: General Counsel

  Re:
  Kratos Defense & Security Solutions, Inc., Purchase Agreement dated as of July 14, 2011— Opinion Letter of Ohio Counsel

Ladies and Gentlemen:

        We have acted as Ohio special counsel to Kratos Defense & Security Solutions, Inc., a Delaware corporation (the "Company") and Haverstick Government Solutions, Inc., an Ohio corporation (from time to time referred to below as the "Ohio Guarantor"), in connection with the issuance and sale to Jefferies & Company, Inc. ("Jefferies"), KeyBanc Capital Markets Inc. ("KeyBanc") and B. Riley & Co., LLC ("B. Riley" and, together with Jefferies and KeyBanc, the "Initial Purchasers") of $115,000,000.00 aggregate principal amount of the Company's 10% Senior Secured Notes due 2017 (each a "Note" and, collectively, the "Notes") pursuant to the Purchase Agreement dated as of July 14, 2011 (the "Purchase Agreement") among the Company, the Ohio Guarantor, the other guarantors party thereto (together with the Ohio Guarantor, the "Guarantors") and the Initial Purchasers. The Notes will be issued pursuant to an indenture (the "Indenture") dated as of May 19, 2010, by and among the Company, the Guarantors party thereto and Wilmington Trust FSB, as trustee (in such capacity, the "Trustee") and collateral agent.

        This letter is furnished at our client's request pursuant to Section 7(b)(vii) of the Purchase Agreement. Capitalized terms defined in the Purchase Agreement, used but not otherwise defined herein, have the meanings given to them in the Purchase Agreement.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below. We have examined, among other things, the following:

  (a)
  the Purchase Agreement; and

  (b)
  the Registration Rights Agreement among the Company, the Guarantors and the Initial Purchasers, dated July 27, 2011 (the "Registration Rights Agreement").

The documents described in clauses (a) and (b) above are referred to herein collectively as the "Transaction Documents."

        In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons executing documents, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. In addition, we have assumed that the parties to the Transaction Documents have not entered into any agreements of which we are unaware which modify the terms of the Transaction Documents and have not otherwise expressly or by implication waived, or agreed to any modification of, the Transaction Documents. To the extent that obligations of the Ohio Guarantor may be dependent upon such matters, we have assumed (i) that the Company and the Guarantors (other than the Ohio Guarantor) and the Initial Purchasers are each duly formed, validly existing and in good standing in all relevant jurisdictions, and we understand that you are relying on opinions of local counsel with respect to these matters as to the Company and such other Guarantors, (ii) that each of the Company and the Guarantors (other than the Ohio Guarantor) and each of the Initial Purchasers has the requisite power and authority to enter into and perform all of its obligations under each of the Transaction Documents to which it is a party, and we understand that you are relying on opinions of local counsel with respect to these matters as to the Company and such other Guarantors, (iii) that the Transaction Documents to which each of the Company and the Guarantors (other than the Ohio Guarantor) is a party has been duly authorized by all appropriate corporate or partnership action by the Company and each such other Guarantors, and we understand that you are relying on an opinion of local counsel with respect to these matters as to the Company and such other Guarantors, (iv) that the Transaction Documents to which each of the Company and the Guarantors (other than the Ohio Guarantor) is a party has been duly executed and delivered by the Company and the Guarantors, and we understand that you are relying on opinions of other legal counsel with respect to these matters as to the Company and such other Guarantors, and (v) that the Transaction Documents to which each of the Initial Purchasers is a party constitute the legal, valid and binding obligations of each of the Initial Purchasers, enforceable against the Initial Purchasers in accordance with their terms.

        As to various matters of fact relevant to this opinion, we have been furnished with, and have relied exclusively upon, (i) certificates of and letters from public officials, (ii) the representations and warranties of the Ohio Guarantor in the Transaction Documents and (iii) certifications of certain officers of the Ohio Guarantor. We assume the accuracy and completeness of the representations and warranties and certifications (as to factual matters) and we have not independently verified such factual matters.

        We are opining herein as to the effect on the subject transactions only of the internal laws of the State of Ohio, and with respect to our opinions set forth in paragraphs 1, 2 and 3 of this letter, the General Corporation Law of the State of Ohio as now in effect (the "OGCL"). Our opinions herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to issuers and guarantors in secured notes transactions. We note that the Transaction Documents are to be governed by the laws of the State of New York. Notwithstanding anything to the contrary herein, we express no opinion with respect to (i) the laws of the State of New York or any jurisdiction other than the laws of the State of Ohio or (ii) any matters of municipal law or the laws of any local agencies within any state.

        We have assumed for the purposes of our opinion in paragraph 6 below, that (i) the transactions contemplated by the Transaction Documents have a substantial relationship with the State of New York, (ii) the application of New York law would not be contrary to a fundamental policy of a state which has a materially greater interest than New York in the determination of the particular issue and which would be the state of the applicable law in the absence of an effective choice of law by the parties, (iii) none of the statutes specified in Section 1301.05(B) of the Ohio UCC applies, (iv) the Transaction Documents were substantially negotiated, executed and delivered in a state other than Ohio and principally in New York, and (v) the parties to the Transaction Documents acted in good faith in selecting New York laws as the governing law and not with a view to evade the real situs of the transactions contemplated by the Transaction Documents.

        Based upon and subject to the foregoing and the qualifications and limitations as set forth below, and in reliance thereon, it is our opinion that, as of the date hereof:

        1.     The Ohio Guarantor is validly existing and in good standing as a corporation under the laws of the State of Ohio.

        2.     The Ohio Guarantor has all necessary corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents and to consummate the transactions contemplated thereby.

        3.     The execution and delivery and performance of the Transaction Documents to which it is a party and the consummation of the transactions by the Ohio Guarantor have been duly and validly authorized by all necessary corporate action of the Ohio Guarantor.

        4.     Each Transaction Document has been duly and validly executed and delivered by the Ohio Guarantor.

        5.     The execution and delivery by the Ohio Guarantor of the Transaction Documents to which it is a party, and the performance by it of its obligations thereunder, will not: (a) conflict with the provisions of the Articles of Incorporation or Regulations of the Ohio Guarantor; (b) violate the laws of the State of Ohio; (c) violate any order, writ, judgment, injunction, decree, determination or award known to us to be binding upon or affecting the Ohio Guarantor; and (d) require any consents, approvals, or authorizations to be obtained by the Ohio Guarantor from, or any registrations, declarations or filings to be made by the Ohio Guarantor with any Governmental Authority, under Ohio law, except those contemplated by the Registration Rights Agreement.

        6.     The choice of New York law to govern the construction and interpretation of the Transaction Documents should be a valid and effective choice of law under the laws of the State of Ohio and adherence to existing judicial precedents under Ohio law should require courts sitting in Ohio to abide by such choice of law; provided, however, that Ohio and federal courts sitting in Ohio will generally follow the procedural laws (including applicable statutes of limitations) of Ohio even when applying the substantive laws of another jurisdiction pursuant to a choice of law application.

        In rendering the opinion set forth in paragraph 1 above as to the existence and good standing of the Ohio Guarantor, we have relied exclusively on a certificate of the Secretary of State of the State of Ohio dated July 20, 2011.

        Whenever our opinion with respect to the existence or absence of facts is indicated to be based on our knowledge or awareness, we are referring solely to the actual knowledge of the particular Dinsmore & Shohl LLP attorneys who have represented the Company and the Ohio Guarantor with respect to the Transaction Documents and the transactions contemplated thereby. Except as expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and no inference as to our knowledge concerning such facts should be drawn from the fact that such representation has been relied upon by us in connection with the preparation and delivery of this opinion. We have not searched any dockets to determine if there is any litigation pending or threatened relating to the Ohio Guarantor.

        In addition to the foregoing, the opinions expressed above are subject to the following limitations, exceptions, qualifications and assumptions and we express no opinion as to the validity, binding effect or enforceability of (i) provisions relating to consent to jurisdiction, choice of forum or choice of law, provisions that exclude conflict of laws principles, or provisions that establish particular courts as the forum for the adjudication of any controversy relating to the Transaction Documents; (ii) provisions that contain a waiver of the benefits of statutory, regulatory or constitutional rights, unless and to the extent the statute, regulation or constitution explicitly allows waiver; or (iii) provisions that designate venue, waive rights to trial by jury, service of process or objections to venue or jurisdiction in connection with any litigation or other proceedings arising out of or pertaining to the Transaction Documents.

        Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Ohio Guarantor, the Company or any other parties to the Transaction Documents. We assume no obligation to inform you of any facts, circumstances, events or changes in the law that may hereafter be brought to our attention that may alter, affect or modify the opinions expressed herein. This opinion letter is an expression of our professional judgment on the legal issues expressly addressed herein. By rendering our opinion, we neither become an insurer or guarantor of such expression of our professional judgment nor guarantee the outcome of any legal dispute that may arise out of the transactions contemplated by the Transaction Documents.

        This opinion is rendered as of the date first written above solely for your benefit in connection with the Purchase Agreement and may not be quoted to, relied on by, nor may copies be delivered to, any other person without our prior written consent. At your request, we hereby consent to reliance hereon by any permitted successor and future Holder of a Note, on the condition and understanding that: (i) this letter speaks only as of the date hereof; (ii) we have no responsibility or obligation to update this letter, to consider its applicability or correctness to other than its addressees, or to take into account changes in law, facts or any other developments of which we may later become aware; and (iii) any such reliance by a future Holder must be actual and reasonable under the circumstances existing at the time of assignment, including any changes in law, facts or any other developments known to or reasonably knowable by the Holder at such time.

Very truly yours,
DINSMORE & SHOHL LLP
/s/ DINSMORE & SHOHL LLP
A. Scott Fruechtemeyer, Partner

QuickLinks

  Exhibit 5.6